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                                                                   EXHIBIT 10.21

September 29, 2000


Cabot Corporation
Attn: Robert Culver, CFO
Two Seaport Lane
Suite 1300
Boston, Massachusetts 02210

RE: Guarantee of Employee Loans


Ladies and Gentlemen:

         In connection with Cabot Corporation's spin-off of Cabot Microelectronics Corporation (CMC) Cabot has elected to vest, effective upon the spin-off, the restricted shares of Cabot common stock awarded to CMC employees as part of Cabot's 1998 and 1999 Cabot Long Term Incentive Program, as set forth in Schedule A. The CMC employees paid for the restricted shares of Cabot common with the proceeds of loans made by Cabot to such individuals (hereafter referred to as "Loans") as set forth on Schedule A, which also reflects the Loan amounts currently outstanding. Upon the vesting of such restricted stock, the Loans would otherwise become due and payable. In order that CMC employees have an opportunity to sell some of their Cabot and/or CMC shares in the market in order to repay their loans, and taking into account the turbulent market for Cabot and CMC stock which is expected to occur after the spin-off, Cabot is willing to give CMC employees until December 29, 2000 to repay their Loans, provided, that CMC guarantees the repayment of such Loans.

         In view of the fact that it is appropriate and in the best interests of CMC and of the CMC employees listed on Schedule A that the Loans not be due until December 29, 2000, CMC hereby guarantees to Cabot the repayment to Cabot of the Loans as reflected in the attached Schedule A. In the event any CMC employee has not repaid his or her Loan to Cabot (including all interest due), CMC agrees to pay to Cabot, within 10 days, such Loan amounts that remain unpaid as of December 29, 2000.

                           Very truly yours,

                           CABOT MICROELECTRONICS CORPORATION


                           -------------------------------------------
                           By:    H. Carol Bernstein
                           Title: Vice President, Secretary and General Counsel